Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-217028

ETFS Gold Trust

(the “Trust”)

Supplement dated September 21, 2018 to the Prospectus dated March 30, 2017

This Supplement dated September 21, 2018 amends and supplements the prospectus for the Trust dated March 30, 2017, as supplemented to date (the “Prospectus”), and should be read in conjunction with, and must be delivered with, the Prospectus.

Effective October 1, 2018, the name of the Trust and the shares issuable by the Trust (the “Shares”) are changing as follows:

Current Name	New Name
ETFS Gold Trust	Aberdeen Standard Gold Trust
ETFS Physical Swiss Gold Shares	Aberdeen Standard Physical Swiss Gold Shares ETF

Accordingly, effective October 1, 2018, all references in the Prospectus to the current name of the Trust and its Shares are replaced with the new names of the Trust and its Shares as set forth in the table above. The ticker symbol for the Shares will remain the same. In connection with the name change, the Trust’s CUSIP number has changed. The Trust’s new CUSIP number is 00326A104. All references to the former CUSIP number in the Prospectus are amended to read “00326A104.”

Effective October 1, 2018, the name of the Trust’s Sponsor is changing from “ETF Securities USA LLC” to “Aberdeen Standard Investments ETFs Sponsor LLC” and all references thereto are changing accordingly.

Effective on or about October 1, 2018, www.etfsus.com is changing to www.aberdeenstandardetfs.us and all references in the Prospectus and Trust’s website are changing accordingly.

The Prospectus remains unchanged in all other respects. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus.